Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 8-K Current Report dated August 23, 2004, of our reports dated May 6, 2004 relating to the financial statement of Extra Space Storage Inc.; July 29, 2004 relating to the consolidated financial statements and financial statements schedule of Extra Space Storage LLC; and February 29, 2004 relating to the statement of revenues and certain expenses of properties owned by 5255 Sepulveda, LLC and 658 Venice, LTD, which appear in the Prospectus included in the Registration Statement on Form S-11/A, File No. 333-115436, filed by Extra Space Storage Inc. on August 11, 2004.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah

August 26, 2004